                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 3 )*


                          ERP OPERATING LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
                                   (NAME OF ISSUER)

                            OPERATING PARTNERSHIP UNITS
-------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                      N/A
-------------------------------------------------------------------------------
                                   (CUSIP NUMBER)




     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP No.   N/A                    13G                 Page  2    of   5

-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS S.S. or I.R.S. IDENTIFICATION NO.
                OF ABOVE PERSONS (entities only)

                     Equity Residential Properties Trust
                     13-3675988
-------------------------------------------------------------------------------
        2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

                                                                   (a)  / /
                                                                   (b)  / /
-------------------------------------------------------------------------------
        3       SEC USE ONLY

-------------------------------------------------------------------------------
        4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Maryland
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                     89,085,265
                        -------------------------------------------------------
                           6    SHARED VOTING POWER

      NUMBER OF
       SHARES
    BENEFICIALLY
       OWNED BY                       0
    EACH REPORTING       ------------------------------------------------------
     PERSON WITH           7    SOLE DISPOSITIVE POWER

                                     89,085,265
                         ------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                     0
-------------------------------------------------------------------------------
        9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     89,085,265
-------------------------------------------------------------------------------
        10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                SHARES*
                                                                        / /
-------------------------------------------------------------------------------
        11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                     90.0%
-------------------------------------------------------------------------------
        12      TYPE OF REPORTING PERSON*

                     OO
-------------------------------------------------------------------------------

                         ERP OPERATING LIMITED PARTNERSHIP
                            OPERATING PARTNERSHIP UNITS
                                  NO CUSIP NUMBER


ITEM 1(a).     NAME OF ISSUER

               The Issuer of the class of securities reported herein is ERP Operating Limited Partnership, an Illinois limited partnership.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               The Issuer's principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois 60606

ITEM 2(a).     NAME OF PERSON FILING

               This Schedule 13G is filed by Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR").

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

               EQR's principal business office is located at Two North Riverside Plaza, Chicago, Illinois 60606

ITEM 2(c).     CITIZENSHIP

               EQR's state of organization is Maryland.

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               The title of class of securities reported herein is Operating Partnership Units.

ITEM 2(e).     CUSIP NUMBER

               Not applicable.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

               (a)  / /  Broker or dealer registered under section 15 of the
                         Act;
               (b)  / /  Bank as defined in section 3(a)(6) of the Act;
               (c)  / /  Insurance company as defined in section 3(a)(19) of the Act;
               (d)  / /  Investment compnay registered under section 8 of the
                         Investment Company Act;

               (e)  / /  Investment adviser registered under section 203 of the
                         Investment Advisers Act of 1940;
               (f)  / /  Employee benefit plan, pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment fund; see
                         Section 240.13d-1(b)(1)(ii)(F);
               (g)  / /  Parent holding company, in accordance with
                         Section 240.13d-1(b)(ii)(G); or
               (h)  / /  Group, in accordance with
                         Section 240.13d01(b)(1)(ii)(H).

ITEM 4(a).     AMOUNT BENEFICIALLY OWNED

               As of December 31, 1997, EQR beneficially owned
               89,085,265 Operating Partnership Units.

ITEM 4(b).     PERCENT OF CLASS

               90.0%

ITEM 4(c).     NUMBER OF OPERATING PARTNERSHIP UNITS AS TO WHICH SUCH PERSON
               HAS:

               (i)    Sole power to vote or to direct the vote:  89,085,265;

               (ii)   Shared power to vote or to direct the vote:      0;

               (iii)  Sole power to dispose or to direct the disposition of:
                      89,085,265; and

               (iv)   Shared power to dispose or to direct the disposition of:
                      0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.  CERTIFICATE

               Not applicable.


                                     SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 1998



                              EQUITY RESIDENTIAL PROPERTIES TRUST



                                   By:   /s/Douglas Crocker II
                                   Name: Douglas Crocker II
                                   Its:  Chief Executive Officer